EXHIBIT 5

Dated: November 20, 2000

Manatron, Inc.
510 East Milham Road
Portage, Michigan 49002

Re:	Registration Statement of Form S-8
150,000 Shares of Common Stock

Gentlemen:

          We have acted as counsel to Manatron, Inc. (the "Company") in connection with the Company's Registration Statement of Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 150,000 shares of the Company's common stock, no par value, (the "Common Stock") in connection with the Manatron, Inc. Executive Stock Plan of 2000.

          We have examined the Company's Restated Articles of Incorporation and Bylaws and such other corporate records of the Company, documents and certificates of public officials and others as we have deemed necessary as a basis for the opinion hereinafter expressed.

          Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that, when the Registration Statement has become effective under the Act, any and all shares of Common Stock that are the subject of the Registration Statement will, when issued under the above-captioned plan according to their terms and payment of the purchase price therefore to the Company, be legally issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ Stephen C. Waterbury Stephen C. Waterbury A Partner